841 Putnam International Equity Fund
6/30/12 Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	        Class A	  44,367
		Class B	  1,362
		Class C	  2,672

72DD2	        Class M	  884
		Class R	  167
		Class y	  3,505

73A1		Class A	  0.888
		Class B	  0.705
		Class C	  0.744

73A2		Class M	  0.793
		Class R	  0.843
		Class Y	  0.939

73C1            Class A	  0.069
		Class B	  0.054
		Class C	  0.057

73C2            Class M	  0.061
		Class R	  0.065
		Class Y	  0.072

74U1		Class A	  46,826
		Class B	  1,601
		Class C	  3,317

74U2		Class M	  1,030
		Class R	  137
		Class Y	  3,399

74V1		Class A	  16.78
		Class B	  15.95
		Class C	  16.22

74V2		Class M	  16.34
		Class R	  16.52
		Class Y	  17.00


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.